EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Form 8-K/A dated July 1, 2000 of NBT Bancorp Inc., reporting the completion of the merger between NBT Bancorp Inc. and Pioneer American Holding Company Corp. of our report dated January 21, 2000, relating to the financial statements of BSB Bancorp, Inc., which appears in the 1999 Annual Report to Shareholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1999.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Syracuse, New York

July 21, 2000